Exhibit 99.1

@coherent	PRESS RELEASE
Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4161	July 29, 2010
No. 1256

Coherent, Inc. Reports Record Quarterly Results

SANTA CLARA, CA, July 29, 2010 — Coherent, Inc. (NASDAQ, COHR), a world leader in providing photonics based solutions to the commercial and scientific research markets, today announced financial results for its third fiscal quarter ended July 3, 2010.

FINANCIAL HIGHLIGHTS

	Three Months Ended			Nine Months Ended
	July 3,	April 3,	July 4,	July 3,	July 4,
	2010	2010	2009	2010	2009
GAAP Results (in millions except per share data)
Bookings	$180.6	$164.5	$88.6	$503.5	$285.8
Net sales	$166.7	$149.2	$98.5	$438.7	$328.3
Net income (loss)	$14.4	$8.5	$(7.0)	$27.1	$(30.8)
Diluted EPS	$0.57	$0.34	$(0.29)	$1.08	$(1.27)

Non-GAAP Results (in millions except per share data)
Net income (loss)	$16.8	$11.3	$(2.2)	$33.2	$6.8
Diluted EPS	$0.66	$0.45	$(0.09)	$1.33	$0.28

THIRD FISCAL QUARTER DETAILS

For the third fiscal quarter ended July 3, 2010, Coherent announced record net sales of $166.7 million and net income, on a U.S. generally accepted accounting principles (GAAP) basis, of $14.4 million ($0.57 per diluted share).  These results compare to net sales of $98.5 million and net loss of $7.0 million, or $0.29 per share, for the third quarter of fiscal 2009.  Non-GAAP net income for the third quarter of fiscal 2010 was $16.8 million, or $0.66 per diluted share, and non-GAAP net loss for the third quarter of fiscal 2009 was $2.2 million, or $0.09 per share. Please see the reconciliation of GAAP to non-GAAP results included at the end of our release.

Net sales for the second quarter of fiscal 2010 were $149.2 million and net income, on a GAAP basis, was $8.5 million ($0.34 per diluted share).  Non-GAAP net income for the second quarter of fiscal 2010 was $11.3 million, or $0.45 per diluted share.

Bookings received during the three months ended July 3, 2010 of $180.6 million increased 103.7% from $88.6 million in the same prior year period and increased by 9.8% compared to bookings of $164.5 million in the immediately preceding quarter.  The book-to-bill ratio was 1.08, resulting in backlog of $230.2 million at July 3, 2010 compared to a backlog of $217.2 million at April 3, 2010 and a backlog of $137.6 million at July 4, 2009.

As of July 3, 2010, year-to-date sales were $438.7 million and net profit was $27.1 million ($1.08 per diluted share) on a GAAP basis compared to the prior year period sales of $328.3 million and a net loss on a GAAP basis of $30.8 million ($1.27 per share).  Bookings received for the nine month period ended July 3, 2010 were $503.5 million, compared to $285.8 million in bookings received during the same period a year ago.

Coherent ended the quarter with cash and short term investments of $254.0 million, a decrease of $11.1 million from cash and short term investments of $265.1 million at April 3, 2010.

“The third quarter operating income was not only the best in the company’s history, it also serves to demonstrate the combined benefits of our more efficient operating structure, higher revenue and favorable mix.  We are equally encouraged by record-setting orders as they reflect the alignment we have achieved with our customers.  Microelectronics bookings were particularly strong due to investments in LED manufacturing and mobile communications (i.e., smartphones).  Demand for lasers used in materials processing and instrumentation was also very healthy as we capitalize on market recovery and new product introductions,” said John Ambroseo, Coherent’s President and Chief Executive Officer.

CONFERENCE CALL REMINDER

The Company will host a conference call today to discuss its financial results at 1:30 P.M. Pacific (4:30 P.M. Eastern). A listen-only broadcast of the conference call can be accessed on the Company’s website at either http://www.coherent.com/Investors/ or http://www.earnings.com. For those who are not available to listen to the live broadcast, the call will be archived for approximately three months on both web sites.  A transcript of management’s prepared remarks can be found at http://www.coherent.com/Investors/.

Summarized statement of operations information is as follows (unaudited, in thousands except per share data):

	Three Months Ended			Nine Months Ended
	July 3,	April 3,	July 4,	July 3,	July 4,
	2010	2010	2009	2010	2009

Net sales	$166,697	$149,157	$98,479	$438,669	$328,289
Cost of sales (A) (B) (E)	92,350	83,544	64,865	247,677	204,679
Gross profit	74,347	65,613	33,614	190,992	123,610
Operating expenses:
Research & development (A) (B) (E)	18,264	19,488	15,529	53,162	45,917
Selling, general & administrative (A) (B) (C) (E)	31,584	31,164	29,223	90,727	80,813
Impairment of goodwill(D)	—	—	—	—	19,286
Intangibles amortization	2,041	1,956	1,907	5,958	5,744
Total operating expenses	51,889	52,608	46,659	149,847	151,760
Income (loss) from operations	22,458	13,005	(13,045)	41,145	(28,150)
Other income (expense), net(E)	(185)	1,492	3,329	2,099	(2,501)
Income (loss) before income taxes	22,273	14,497	(9,716)	43,244	(30,651)
Provision for (benefit from) income taxes(F)	7,869	6,017	(2,701)	16,181	173
Net income (loss)	$14,404	$8,480	$(7,015)	$27,063	$(30,824)

Net income (loss) per share:
Basic	$0.58	$0.34	$(0.29)	$1.09	$(1.27)
Diluted	$0.57	$0.34	$(0.29)	$1.08	$(1.27)

Shares used in computation:
Basic	25,022	24,704	24,331	24,732	24,245
Diluted	25,438	24,996	24,331	25,037	24,245

(A) Stock-related compensation expense included in operating results is summarized below (all footnote amounts are unaudited, in thousands):

	Three Months Ended			Nine Months Ended
	July 3,	April 3,	July 4,	July 3,	July 4,
Stock-related compensation expense	2010	2010	2009	2010	2009
Cost of sales	$233	$256	$200	$708	$660
Research & development	309	280	249	862	683
Selling, general & administrative	1,650	1,514	1,039	4,834	4,260
Impact on income (loss) from operations	$2,192	$2,050	$1,488	$6,404	$5,603

For the quarters ended July 3, 2010, April 3, 2010, and July 4, 2009, the impact on net income (loss), net of tax was $1,590 ($0.06 per diluted share), $1,873 ($0.07 per diluted share) and $1,368 ($0.06 per share), respectively. For the nine months ended July 3, 2010 and July 4, 2009, the impact on net income (loss), net of tax was $4,982 ($0.19 per diluted share) and $4,493 ($0.19 per share), respectively.

(B) Restructuring costs included in operating results are summarized below:

	Three Months Ended			Nine Months Ended
	July 3,	April 3,	July 4,	July 3,	July 4,
Restructuring costs	2010	2010	2009	2010	2009
Cost of sales	$549	$707	$2,621	$1,565	$8,796
Research & development	135	168	799	712	2,089
Selling, general & administrative	526	685	1,469	1,729	3,110
Impact on income (loss) from operations	$1,210	$1,560	$4,889	$4,006	$13,995

For the quarters ended July 3, 2010, April 3, 2010 and July 4, 2009, the impact on net income (loss), net of tax was $786 ($0.03 per diluted share), $978 ($0.04 per diluted share) and $3,354 ($0.14 per share), respectively. For the nine months ended July 3, 2010 and July 4, 2009, the impact on net income (loss), net of tax was $2,577($0.10 per diluted share) and $10,430 ($0.43 per share), respectively.

(C) The quarter ended July 4, 2009 includes $108 ($74 net of tax ($0.00 per share)) of costs related to litigation resulting from our internal stock option investigation. The nine months ended July 3, 2010 includes $2,185 ($1,438 net of tax ($0.06 per diluted share)) net receipt from the settlement of litigation resulting from our internal stock option investigation.  The nine months ended July 4, 2009 includes $947 ($699 net of tax ($0.03 per share)) of costs related to litigation resulting from our internal stock option investigation.

(D) The nine months ended July 4, 2009 includes a $19,286 ($0.80 per diluted share) non-cash charge for the impairment of all of the goodwill of our Commercial Lasers and Components segment.

(E) Changes in deferred compensation plan liabilities are included in cost of sales and operating expenses while gains and losses on deferred compensation plan assets are included in other income (expense) net.  Deferred compensation expense (benefit) included in operating results is summarized below:

	Three Months Ended			Nine Months Ended
Deferred compensation	July 3,	April 3,	July 4,	July 3,	July 4,
expense (benefit)	2010	2010	2009	2010	2009
Cost of sales	$(1)	$4	$87	$35	$(141)
Research & development	7	30	309	169	(775)
Selling, general & administrative	(38)	204	2,431	1,280	(4,354)
Impact on income (loss) from operations	$(32)	$238	$2,827	$1,484	$(5,270)

For the quarters ended July 3, 2010, April 3, 2010 and July 4, 2009, the impact on other income (expense) net from gains or losses on deferred compensation plan assets was expense of $341, income of $97 and income of $2,259, respectively. For the nine months ended July 3, 2010 and July 4, 2009, the impact on other income (expense) net was income of $819 and expense of $5,761, respectively.

(F) The nine months ended July 4, 2009 include a tax charge of $2,666 ($0.11 per share) resulting from changes in state tax law.

Summarized balance sheet information is as follows (unaudited, in thousands):

	July 3, 2010	October 3, 2009
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$254,007	$243,635
Restricted cash	625	—
Accounts receivable, net	98,355	74,235
Inventories	99,409	97,767
Prepaid expenses and other assets	69,916	67,133
Total current assets	522,312	482,770
Property and equipment, net	91,488	98,792
Other assets	171,547	172,042
Total assets	$785,347	$753,604

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$19	$9
Accounts payable	31,844	21,639
Other current liabilities	100,181	64,694
Total current liabilities	132,044	86,342
Other long-term liabilities	82,325	91,691
Total stockholders’ equity	570,978	575,571
Total liabilities and stockholders’ equity	$785,347	$753,604

Reconciliation of GAAP to Non-GAAP net income (unaudited, in thousands, net of tax):

	Three Months Ended			Nine Months Ended
	July 3, 2010	April 3, 2010	July 4, 2009	July 3, 2010	July 4, 2009
GAAP net income (loss)	$14,404	$8,480	$(7,015)	$27,063	$(30,824)
Stock-related compensation expense	1,590	1,873	1,368	4,982	4,493
Restructuring costs	786	978	3,354	2,577	10,430
Stock option investigation and litigation expense (benefit)	—	—	74	(1,438)	699
Impairment of goodwill	—	—	—	—	19,286
One-time tax expense	—	—	—	—	2,666
Non-GAAP net income (loss)	$16,780	$11,331	$(2,219)	$33,184	$6,750

Non-GAAP net income per diluted share	$0.66	$0.45	$(0.09)	$1.33	$0.28

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, as defined under the Federal securities laws. These forward-looking statements include the statements in this press release that relate to our new product introductions and any market recovery. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.  Factors that could cause actual results to differ materially include risks and uncertainties, including, but not limited to, risks associated with any general market recovery, our successful implementation of our customer design wins, our and our customers’ exposure to risks associated with worldwide economic slowdowns, the ability of our customers to forecast their own end markets, our ability to increase our sales volumes, our ability to accurately forecast future periods, customer acceptance and adoption of our new product offerings, level of government spending and continued purchases of our existing and new products and services, our ability to timely ship our products and our customers’ ability to accept such shipments, our ability to have our customers qualify our product offerings, and other risks identified in the Company’s SEC filings.  Readers are encouraged to refer to the risk disclosures and critical accounting policies and estimates described in the Company’s reports on Forms 10-K, 10-Q and 8-K, as applicable and as filed from time-to-time by the Company.  Actual results, events and performance may differ materially from those presented herein.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Founded in 1966, Coherent, Inc. is a world leader in providing photonics based solutions to the commercial and scientific research markets and part of the Russell 2000. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4161. For more information about Coherent, visit the Company’s Web site at http://www.coherent.com/ for product and financial updates.

5100 Patrick Henry Dr. • P. O. Box 54980, Santa Clara, California 95056—0980 • Telephone (408) 764-4000